FORM OF

OPERATING SERVICES AGREEMENT

DIREXION FUNDS

This Agreement is made and entered into as of the first day of July 2009, by and between Direxion Funds, organized under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of various series of the Trust (each a “Fund”, collectively, the “Funds”) listed on Schedule A hereto, as such schedule may be amended from time to time, and Rafferty Asset Management, LLC, a limited liability company (hereinafter referred to as the “Advisor”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, Advisor provides investment advice pursuant to a separate agreement with the Trust (“Advisory Services”) and is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust wishes to engage Advisor, to provide, or arrange for the provision of, certain operational services which are necessary for the day-to-day operations of its Fundsin the manner and on the terms and conditions hereinafter set forth, and Advisor wishes to accept such engagement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Trust and Advisor agree that,

1.     Responsibilities of the Advisor. The Advisor will be responsible for all expenses of each Fund except the following: fees for Advisory Services, distribution and/or service fees, acquired fund fees and expenses, taxes, leverage interest, dividends or interest on short positions, other interest expenses, brokerage commissions, expenses incurred in connection with any merger or reorganization, and extraordinary expenses such as litigation or other expenses outside the typical day-to-day operations of the Funds.

2.     Compensation of the Advisor. In consideration of the services rendered pursuant to this Agreement, the Funds will pay to the Advisor, as compensation for the services provided by the Advisor and its agents under this Agreement, an annualized fee, which shall be paid monthly, based on the average daily net assets of each Fund as set forth on Schedule A. Such fees for a Fund can differ on a share class basis. In the event of that this Agreement is terminated with respect to any Fund, the fee provided for in this paragraph shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

3.     Standard of Care; Limitation of Liability. The Advisor will exercise its best judgment in rendering the services described above. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Advisor of its obligations and duties under this Agreement. Any person, even though an officer, trustee, employee, or agent of the Advisor, who may be or become an officer, trustee, employee or agent, or one under the control or direction of the Advisor, even though paid by it.

4.     Amendment of this Agreement. This Agreement may be amended from time upon agreement by both parties in writing.

5.     Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law in a manner not in conflict with the provisions of the 1940 Act.

6.     Miscellaneous. Neither the holders of Shares of the Funds nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.     Duration and Termination of this Agreement. This Agreement shall remain in effect so long as the RAM remains the Advisor. The Trust or the Advisor may terminate the Agreement upon 60 days written notice.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

DIREXION FUNDS	RAFFERTY ASSET MANAGEMENT, LLC
By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Funds (with respect to Investor Class Shares)
S&P 500® Bull 2.5X Fund	0.65%
S&P 500® Bear 2.5X Fund	0.65%
NASDAQ-100® Bull 2.5X Fund	0.65%
NASDAQ-100® Bear 2.5X Fund	0.65%
Dollar Bull 2.5X Fund	0.65%
Dollar Bear 2.5X Fund	0.65%
Latin America Bull 2X Fund	0.65%
U.S. Government Money Market Fund	0.45%
Small Cap Bull 2.5X Fund	0.65%
Small Cap Bear 2.5X Fund	0.65%
Emerging Markets Bull 2X Fund	0.65%
Emerging Markets Bear 2X Fund	0.65%
Developed Markets Bull 2X Fund	0.65%
Developed Markets Bear 2X Fund	0.65%
Commodity Bull 2X Fund	0.65%
10 Year Note Bull 2.5X Fund	0.65%
10 Year Note Bear 2.5X Fund	0.65%
Dynamic HY Bond Fund	0.60%
HY Bear Fund	0.65%
China Bull 2X Fund	0.65%
Commodity Trends Strategy Fund	0.39%
Financial Trends Strategy Fund	0.40%
Direxion/Wilshire Dynamic Fund	0.30%
Evolution Managed Bond Fund	0.50%
Evolution All-Cap Equity Fund	0.50%
Evolution Market Leaders Fund	0.50%
Evolution Alternative Investment Fund	0.50%
PSI Core Strength Fund	0.45%
PSI Macro Trends Fund	0.45%
PSI Total Return Fund	0.45%

Funds (with respect to Service Class Shares)
HCM Freedom Fund	0.55%
Spectrum Select Alternative Fund	0.55%
Spectrum Global Perspective Fund	0.55%
Spectrum Equity Opportunity Fund	0.55%

Funds (with respect to Institutional Class Shares)
Commodity Trends Strategy Fund	0.39%
Financial Trends Strategy Fund	0.40%
Direxion/Wilshire Dynamic	0.30%

Dated: July 1, 2009